Exhibit 16.1

August 31, 2023

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

United States of America

Ladies and Gentlemen:

We have read Mobile Infrastructure Corporation (formerly known as Fifth Wall Acquisition Corp. III) statements included under Item 4.01 of its Form 8-K dated August 31, 2023. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on August 25, 2023. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York